Exhibit 99.1

News Release

Novelis Reports Solid Second Quarter of Fiscal Year 2015 Results

•	Net Income Increased 65% versus Prior Year to $38 Million

•	Sales Increased 17% versus Prior Year to $2.8 Billion

•	Adjusted EBITDA Increased 1% versus Prior Year to $230 Million

•	Shipments Increased 7% versus Prior Year to 765 Kilotonnes

ATLANTA, November 10, 2014 – Novelis, the world leader in aluminum rolling and recycling, today reported net income attributable to its common shareholder of $38 million for the second quarter of fiscal year 2015 compared to $23 million in the second quarter of fiscal year 2014. Excluding certain tax-effected items, net income was $42 million, up 14% compared to the second quarter of fiscal year 2014.
Adjusted EBITDA for the second quarter of fiscal 2015 was $230 million, a 1% increase compared to $228 million reported for the prior year. The increase was primarily driven by higher shipments and cost benefits from using recycled metal inputs. These favorable drivers were partially offset by continued pricing pressures in the Asian markets, a higher fixed cost base due to expansions ahead of revenue generation, and unfavorable currency fluctuations late in the second quarter.
"Our solid earnings are a result of the execution of our long-term strategy to capture growth through added capacity and to lower costs through increased use of recycled materials," said Phil Martens, President and Chief Executive Officer for Novelis. "We had record shipments of both can and automotive sheet in the second quarter, even before our new auto capacity in the U.S. and China began contributing to shipments. These auto facilities are now accelerating production to meet increasing customer demand for lightweight vehicles, including the new aluminum-intensive 2015 Ford F-150 pick-up truck."
Shipments of aluminum rolled products increased 7% in the second quarter of fiscal 2015 to 765 kilotonnes compared to 713 kilotonnes in the prior year. For the fourth consecutive quarter, all four operating regions reported an increase in shipments year-over-year.
Shipment growth combined with higher aluminum prices drove a 17% increase in net sales for the second quarter of fiscal 2015 to $2.8 billion as compared to $2.4 billion for the second quarter of fiscal 2014.
Over the past three years, Novelis has invested significantly to capture growth in premium flat rolled products and enhance the sustainability of its products. To date this fiscal year, the company has:

•	Expanded its recycling operations in Brazil and commissioned the world's largest aluminum recycling facility in Germany;

•	Grown total shipments through the ramp-up of new rolling capacity in Korea and Brazil;

•
Become the only company able to produce automotive sheet in all three of the world's major automobile producing regions - Asia, Europe and North America - with the opening of China's first manufacturing facility for heat-treated aluminum automotive sheet.

"These achievements further demonstrate that Novelis is the global leader in aluminum recycling and the aluminum partner-of-choice for automakers around the world," said Martens. "It's an exciting time at Novelis as we continue to transform our business with a more sustainable focus on growing high recycled content premium products."

(in $M)	Q2FY15	Q2FY14
	9/30/2014	9/30/2013
Free Cash Flow	$(108)	$178
Capital Expenditures	126	184
Free Cash Flow before CapEx	$18	$362

The company reported negative free cash flow of $(108) million in the second quarter, after investing $126 million in capital expenditures to continue to grow the business. "The decrease in cash flow versus the prior year was primarily a result of rising aluminum prices and higher inventory levels during the start up phase of several of our expansions,” said Steve Fisher, Chief Financial Officer for Novelis. "While the direction of aluminum prices is uncertain, we have plans in place to structurally reduce working capital and we continue to expect positive free cash flow by fiscal year end."

At the end of the second quarter, the company reported liquidity of $734 million. In October, the Company amended and extended its asset based loan facility to provide further financial flexibility under more favorable terms.

Second Quarter of Fiscal Year 2015 Earnings Conference Call
Novelis will discuss its second quarter of fiscal year 2015 results via a live webcast and conference call for investors at 8:00 a.m. ET on Monday, November 10, 2014. To view slides and listen only, visit the web at https://cc.callinfo.com/r/1f5wd9qcc2wzk&eom. To join by telephone, dial toll-free in North America at 800 749 1342, India toll-free at 0008001007929 or the international toll line at +1 212 231 2908. Presentation materials and access information may also be found at novelis.com/investors.

About Novelis
Novelis Inc. is the global leader in aluminum rolled products and the world's largest recycler of aluminum. The company operates in 11 countries, has approximately 11,200 employees and reported revenue of approximately $10 billion for its 2014 fiscal year. Novelis supplies premium aluminum sheet and foil products to transportation, packaging, construction, industrial and consumer electronics markets throughout North America, Europe, Asia and South America. The company is part of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit novelis.com and follow us at facebook.com/NovelisInc and at twitter.com/Novelis.

Non-GAAP Financial Measures
This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We think these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Adjusted EBITDA and Free Cash Flow, Reconciliation to Liquidity and Net Income excluding Certain Items, and Segment Information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws.  Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions.  An example of forward looking statements in this news release is our expectation that we will reduce inventory going forward and expect positive free cash flow by the end of the fiscal year. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements.  We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our metal hedging activities; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; the impact of restructuring efforts in the future; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy, particularly sectors in which our customers operate; changes in the fair value of derivative instruments; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers’ industries; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our credit facilities and other financing agreements; the effect of taxes and changes in tax rates; our indebtedness and our ability to generate cash. The above list of factors is not exhaustive.  Other important risk factors included under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014 are specifically incorporated by reference into this news release.

Media Contact:	Investor Contact:
Neil Hirsch	Megan Cochard
+1 404 760 4465	+1 404 760 4170
neil.hirsch@novelis.com	megan.cochard@novelis.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions)

	Three Months Ended September 30,		Six Months Ended September 30,
	2014	2013	2014	2013

Net sales	$2,831	$2,414	$5,511	$4,815
Cost of goods sold (exclusive of depreciation and amortization)	2,483	2,074	4,812	4,172
Selling, general and administrative expenses	103	109	211	229
Depreciation and amortization	90	79	179	156
Research and development expenses	12	12	24	22
Interest expense and amortization of debt issuance costs	82	75	163	151
Gain on assets held for sale	—	—	(11)	—
Restructuring and impairment, net	7	18	13	27
Equity in net loss of non-consolidated affiliates	—	3	2	7
Other expense (income), net	18	(5)	23	(15)
	2,795	2,365	5,416	4,749
Income before income taxes	36	49	95	66
Income tax (benefit) provision	(2)	26	22	29
Net income	38	23	73	37
Net income attributable to noncontrolling interests	—	—	—	—
Net income attributable to our common shareholder	$38	$23	$73	$37

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions, except number of shares)

	September 30, 2014	March 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$326	$509
Accounts receivable, net
— third parties (net of uncollectible accounts of $4 as of September 30, 2014 and March 31, 2014)	1,518	1,382
— related parties	60	54
Inventories	1,504	1,173
Prepaid expenses and other current assets	124	101
Fair value of derivative instruments	79	51
Deferred income tax assets	76	101
Assets held for sale	73	102
Total current assets	3,760	3,473
Property, plant and equipment, net	3,535	3,513
Goodwill	608	611
Intangible assets, net	611	640
Investment in and advances to non–consolidated affiliates	560	612
Deferred income tax assets	77	80
Other long–term assets
— third parties	160	173
— related parties	10	12
Total assets	$9,321	$9,114
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Current portion of long–term debt	$92	$92
Short–term borrowings	1,044	723
Accounts payable
— third parties	1,643	1,418
— related parties	53	53
Fair value of derivative instruments	96	60
Accrued expenses and other current liabilities
— third parties	556	547
— related party	—	250
Deferred income tax liabilities	48	16
Liabilities held for sale	—	11
Total current liabilities	3,532	3,170
Long–term debt, net of current portion	4,340	4,359
Deferred income tax liabilities	344	425
Accrued postretirement benefits	612	621
Other long–term liabilities	256	271
Total liabilities	9,084	8,846
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of September 30, 2014 and March 31, 2014	—	—
Additional paid–in capital	1,404	1,404
Accumulated deficit	(1,000)	(1,073)
Accumulated other comprehensive loss	(194)	(91)
Total equity of our common shareholder	210	240
Noncontrolling interests	27	28
Total equity	237	268
Total liabilities and equity	$9,321	$9,114

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Six Months Ended September 30,
	2014	2013
OPERATING ACTIVITIES
Net income	$73	$37
Adjustments to determine net cash (used in) provided by operating activities:
Depreciation and amortization	179	156
Loss on unrealized derivatives and other realized derivatives in investing activities, net	14	14
Gain on assets held for sale	(11)	—
Deferred income taxes	(18)	(20)
Amortization of fair value adjustments	6	6
Equity in net loss of non–consolidated affiliates	2	7
(Gain) loss on foreign exchange remeasurement of debt	(3)	2
Loss on sale of assets	3	2
Impairment charges	—	8
Amortization of debt issuance costs and carrying value adjustment	13	13
Other, net	(1)	(2)
Changes in assets and liabilities including assets and liabilities held for sale (net of effects from divestitures):
Accounts receivable	(187)	163
Inventories	(369)	20
Accounts payable	295	(213)
Other current assets	(29)	39
Other current liabilities	27	10
Other noncurrent assets	(2)	(6)
Other noncurrent liabilities	(5)	12
Net cash (used in) provided by operating activities	(13)	248
INVESTING ACTIVITIES
Capital expenditures	(264)	(365)
Proceeds from sales of assets, net of transaction fees	34	—
Proceeds from the sale of assets, related party, net of transaction fees	—	8
Outflows from investments in and advances to non–consolidated affiliates, net	(11)	—
Proceeds from settlement of other undesignated derivative instruments, net	3	6
Net cash used in investing activities	(238)	(351)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	198	76
Principal payments of long-term and short-term borrowings	(126)	(59)
Revolving credit facilities and other, net	248	131
Return of capital to our common shareholder	(250)	—
Dividends, noncontrolling interest	(1)	—
Debt issuance costs	—	(8)
Net cash provided by financing activities	69	140
Net (decrease) increase in cash and cash equivalents	(182)	37
Effect of exchange rate changes on cash	(1)	—
Cash and cash equivalents — beginning of period	509	301
Cash and cash equivalents — end of period	$326	$338

Reconciliation from Net Income Attributable to our Common Shareholder to Adjusted EBITDA
Novelis is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis.

(in millions)	Three Months Ended September 30,		Six Months Ended September 30,
	2014	2013	2014	2013
Net income attributable to our common shareholder	$38	$23	$73	$37
Income tax benefit (provision)	2	(26)	(22)	(29)
Interest, net	(80)	(74)	(160)	(150)
Depreciation and amortization	(90)	(79)	(179)	(156)
EBITDA	206	202	434	372

Unrealized (losses) gains on change in fair value of derivative instruments, net	(1)	4	—	(8)
Realized gains (losses) on derivative instruments not included in segment income	—	2	(1)	4
Adjustment to eliminate proportional consolidation	(9)	(8)	(17)	(19)
Loss on sale of fixed assets	(2)	(1)	(3)	(2)
Gain on assets held for sale	—	—	11	—
Restructuring and impairment, net	(7)	(18)	(13)	(27)
Other income, net	(5)	(5)	(8)	(8)
Adjusted EBITDA	$230	$228	$465	$432

Free Cash Flow and Cash and Cash Equivalents
The following table shows the “Free cash flow” for the six months ended September 30, 2014 and 2013 and the ending balances of cash and cash equivalents (in millions).

	Six Months Ended September 30,
	2014	2013
Net cash (used in) provided by operating activities	$(13)	$248
Net cash used in investing activities	(238)	(351)
Less: Proceeds from sales of assets	(34)	(8)
Free cash flow	$(285)	$(111)
Ending cash and cash equivalents	$326	338

Total Liquidity
The following table shows available liquidity as of September 30, 2014 and March 31, 2014 (in millions).

	September 30,	March 31,
	2014	2014
Cash and cash equivalents	$326	$509
Availability under committed credit facilities	408	511
Total liquidity	$734	$1,020

Reconciliation of Net Income to Net Income, excluding Certain Items
The following table shows Net Income attributable to our common shareholder excluding Certain Items (in millions). We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Three Months Ended September 30,		Six Months Ended September 30,
	2014	2013	2014	2013
Net income attributable to our common shareholder	$38	$23	$73	$37
Certain Items:
Gain on assets held for sale	—	—	(11)	—
Restructuring and impairment, net	7	18	13	27
Tax effect on Certain Items	(3)	(4)	(3)	(6)
Net income attributable to our common shareholder, excluding Certain Items	$42	$37	$72	$58

Segment Information
The following table shows selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended September 30, 2014	North America	Europe	Asia	South America	Other and Eliminations	Total
Adjusted EBITDA	$76	$75	$36	$41	$2	$230
Shipments
Rolled products - third party	259	225	173	108	—	765
Rolled products - intersegment	1	9	13	8	(31)	—
Total rolled products	260	234	186	116	(31)	765

Selected Operating Results Three Months Ended September 30, 2013	North America	Europe	Asia	South America	Other and Eliminations	Total
Adjusted EBITDA	$70	$61	$41	$56	$—	$228
Shipments
Rolled products - third party	237	216	155	105	—	713
Rolled products - intersegment	1	9	1	3	(14)	—
Rolled products	238	225	156	108	(14)	713

Selected Operating Results Six Months Ended September 30, 2014	North America	Europe	Asia	South America	Other and Eliminations	Total
Adjusted EBITDA	$140	$154	$73	$96	$2	$465
Shipments
Rolled products - third party	507	460	351	217	—	1,535
Rolled products - intersegment	2	20	23	13	(58)	—
Total rolled products	509	480	374	230	(58)	1,535

Selected Operating Results Six Months Ended September 30, 2013	North America	Europe	Asia	South America	Other and Eliminations	Total
Adjusted EBITDA	$116	$131	$87	$98	$—	$432
Shipments
Rolled products - third party	474	441	312	194	—	1,421
Rolled products - intersegment	2	16	6	6	(30)	—
Total rolled products	476	457	318	200	(30)	1,421